Exhibit 99.1

Qualstar Reports Second Quarter Fiscal Year 2004 Results

    SIMI VALLEY, Calif.--(BUSINESS WIRE)--Feb. 5, 2004--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the second fiscal quarter ended December 31, 2003.
    Revenues for the quarter were $9.6 million. This represents a 13.7 percent increase over the $8.4 million in revenues for the same quarter of the prior year and a 59.9 percent increase over the $6.0 million in revenues for the immediately preceding quarter. The increase in second quarter fiscal 2004 revenues was the result of higher sales of robotic libraries based on AIT tape technology, as well as a large shipment to an OEM customer. Gross margin in the second quarter was 37.6 percent, which was slightly higher than the
37.4 percent reported in the year-ago quarter and the 37.5 percent for the immediately preceding quarter.
    Research and development costs for the second quarter were $1.1 million, or 11.1 percent of revenues, compared with the year-ago quarter's $0.9 million, or 11.1 percent of revenues. Sales and marketing expenses for the quarter were $1.0 million, or 10.9 percent of revenues, relatively unchanged from $1.0 million, or 12.5 percent of revenues, in the same quarter last year. General and administrative expenses for the second quarter were $1.4 million, or 14.9 percent of revenues, an increase from $1.0 million, or 12.4 percent of revenues, for the second quarter of fiscal 2003. The increase over the year-ago period was caused primarily by higher legal expenses incurred in connection with the Company's defense of the Raytheon patent infringement lawsuit and by additional reserves for doubtful accounts.
    The Company reported net income of $207,000, or $0.02 per diluted share, for the second quarter of fiscal 2004, compared with net income of $79,000, or $0.01 per diluted share, for last year's second quarter. Sequentially, this compared with a net loss of $(576,000), or $(0.05) per diluted share, for the first quarter of fiscal 2004.
    Cash, cash equivalents and marketable securities totaled $35.9 million at the end of the second quarter, compared with $36.1 million at June 30, 2003. Days sales outstanding (DSOs) were 45 days at December 31, 2003, an improvement from 50 days at June 30, 2003. Inventory turns increased to 3.4 times at December 31, 2003, from 2.9 times at June 30, 2003.
    Commenting on the second quarter results, Bill Gervais, president and chief executive officer of Qualstar Corporation, said, "Revenues exceeded expectations as we saw sequential sales increases across most of our technology categories in the second quarter. Sales of libraries incorporating AIT technology rebounded nicely from the first quarter.
    "Sales of our RLS product line in the second quarter were bolstered by a $1.4 million shipment of rack mountable libraries and related media to a major video surveillance OEM. The order totaled approximately $2 million and we expect to ship the remaining quantity in the third fiscal quarter," continued Mr. Gervais.
    "During the second quarter, we made one final shipment of 9-track drives totaling $322,000. As we mark the end of this product line, we are pleased to highlight the sequential revenue growth of our N2Power products. N2Power sales increased 68 percent sequentially. This was the fifth consecutive quarter of growth in our power supplies business. Although still a relatively small contributor, we believe that the N2Power products are positioned to continue to grow due to worldwide concerns over energy costs and power efficiency," added Mr. Gervais.
    "While we are beginning to see increased activity in our sales channels, we are cautiously optimistic about near-term sales prospects. We remain focused on implementing our strategic plan and executing our new product strategy, which includes the expected launch of our enterprise-class libraries in late calendar 2004. We believe that these efforts will drive the long-term growth and success of Qualstar," concluded Mr. Gervais.

    Guidance

    The Company expects that its third quarter of fiscal 2004 revenues will be in the range of $8.0 million to $8.8 million. Due to limited visibility, the Company will continue to provide guidance for one quarter only.

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its second quarter fiscal year 2004 results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the Investors section at www.qualstar.com. Please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the conference call at 800-240-2134 or 303-262-2190. An audio replay will be available through February 12, 2004, by calling 800-405-2236 (303-590-3000 for international callers) and entering the passcode 568290.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators and Original Equipment Manufacturers. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its tape libraries which incorporate LTO, SAIT and SDLT tape drives, whether the Company's initiatives to maintain and increase sales of its tape libraries based on AIT tape technology will be successful, whether development of the Company's new enterprise-class tape libraries will be completed on time and achieve customer acceptance, rescheduling or cancellation of customer orders, unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.



                         QUALSTAR CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                              (unaudited)

                                Three Months Ended   Six Months Ended
                                   December 31,        December 31,
                                  2003      2002      2003      2002

Net revenues                     $9,556    $8,408   $15,532   $17,200

Cost of goods sold                5,962     5,260     9,698    10,874

Gross profit                      3,594     3,148     5,834     6,326

Operating expenses:
  Research and development        1,064       934     2,221     1,767
  Sales and marketing             1,038     1,049     1,738     1,905
  General and administrative      1,428     1,043     2,787     1,940
    Total operating expenses      3,530     3,026     6,746     5,612

Income (loss) from operations        64       122      (912)      714

Investment income                   192       102       346       386

Income (loss) before income
 taxes                              256       224      (566)    1,100

Provision (benefit) for income
 taxes                               49       145      (197)      519

Net income (loss)                  $207       $79     $(369)     $581

Earnings (loss) per share:
  Basic                           $0.02     $0.01    $(0.03)    $0.05
  Diluted                         $0.02     $0.01    $(0.03)    $0.05

Shares used to compute earnings
 (loss) per share:
  Basic                          12,550    12,576    12,568    12,562
  Diluted                        12,604    12,688    12,568    12,626


                         QUALSTAR CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                             December 31,    June 30,
                   ASSETS                       2003           2003
                                             (unaudited)
Current assets:
  Cash and cash equivalents                       $2,894       $6,236
  Marketable securities                           32,972       29,857
  Receivables, net of allowances of $360
   as of December 31 and $260 as of June 30        4,628        4,535
  Inventories                                      6,462        7,091
  Prepaid expenses and other current assets          533          234
  Prepaid income taxes                               945        1,336
  Deferred income taxes                              939          939

    Total current assets                          49,373       50,228

Property and equipment, net                        1,460        1,557
Other assets                                         273          311
    Total assets                                 $51,106      $52,096

    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                  $622       $1,136
  Accrued payroll and related liabilities            493          432
  Other accrued liabilities                        1,495        1,469

    Total current liabilities                      2,610        3,037

Deferred income taxes                                191          191

Shareholders' equity:
  Preferred stock, no par value; 5,000
   authorized, no shares issued                        -            -
  Common stock, no par value; 50,000 shares
   authorized, 12,577 and 12,640 shares issued
   and outstanding as of December 31
   and June 30, respectively                      20,052       20,366
  Deferred compensation                              (11)        (140)
  Notes from directors                               (81)        (156)
  Accumulated other comprehensive loss              (106)         (22)
  Retained earnings                               28,451       28,820
    Total shareholders' equity                    48,305       48,868

    Total liabilities and shareholders'
     equity                                      $51,106      $52,096

    CONTACT: Qualstar Corporation
             Frederic T. Boyer, 805-583-7744
             fboyer@qualstar.com
             or
             Financial Relations Board
             Rose Tucker, 310-407-6522 (Investor/Analyst Information)
              rtucker@financialrelationsboard.com
             Linda Chien, 310-407-6547 (General Information)
              lchien@financialrelationsboard.com